Exhibit 10.2

Execution Copy

MASTER LENDER AGREEMENT

This Master Lender Agreement (“Agreement”) is made on this May 1, 2026 (“Effective Date”) by and between FalconX Charlie, Inc. (“Lender”), a corporation organized and existing under the laws of Delaware with its principal place of business at 1850 Gateway Drive, 6th floor San Mateo CA, 94404 US and HUT 8 MINING CORP., (“Borrower”) a corporation organized and existing under the laws of British Columbia, Canada with its mailing address at 4701 Tahoe Blvd, Suite 201, Mississauga ON L4W 0B5.

Lender and Borrower are each individually, a “Party,” and collectively the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender, in its sole and absolute discretion, will lend Digital Currency or U.S. Dollars (depending on the Loaned Asset specified on the Loan Term Sheet) to Borrower, and Borrower will pay a Loan Fee and return an equivalent amount of such Digital Currency or U.S. Dollars to Lender upon the termination or maturity of the Loan.

Now, therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.	Definitions

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that the term “Affiliate” shall also include any Person that directly or indirectly owns more than 5.0% of any class of Equity Interest of the Person specified or that is an officer or director of the Person specified.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a preexisting token. For the purposes of Section V, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time.  A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new tokens cannot be definitively calculated, such as a random distribution, a distribution to every wallet of the relevant Digital Currency, or a distribution that depends on a wallet of the relevant Digital Currency meeting a threshold requirement.

“Additional Collateral” has the meaning set forth in Section IV(d).

“Authorized Agent” has the meaning set forth in Exhibit A.

“Borrower” means Hut 8 Mining Corp.

“Borrower Email” means [REDACTED] with a copy to [REDACTED] and [REDACTED].

“Business Day” means a day on which banks are open for business, in New York, New York [and Toronto, Ontario].

“Business Hours” means between the hours of 8:00 am to 8:00 pm (New York time) on a Business Day.

“Call Option” means Lender has the option to demand immediate payment of a portion or the entirety of the Loan Balance at any time, subject to this Agreement.

“Close of Business” means 8:00 pm (New York time).

“Collateral” is defined as set forth in Section IV(a).

“Collateral Certificate” means the officer’s certificate in the form attached hereto as Exhibit C.

“Collateral Ratio” is defined as set forth in Section IV(d).

“Collateral Refund Rate” is defined as set forth in Section IV(e).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Digital Currency” means Bitcoin (BTC) or any digital currency that the Borrower and Lender agree upon (as specified in the Loan Term Sheet).

“Digital Currency Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Currency.

“Early Termination Fee” has the meaning ascribed to such term in Section III(e) herein.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted form a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or, if applicable, its lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) any Taxes that would not have been imposed but for the Lender’s failure to comply with Section III(f); (c) withholding Taxes imposed on amounts payable with respect to an applicable interest in a Loan pursuant to a law in effect on the date in which (i) the Lender acquires such interest  or (ii) the Lender changes its lending office, except in each case to the extent that pursuant to Section III(f), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before in changed its lending office; and (d) any withholding Taxes imposed under FATCA.

“FalconX Entity” means the Lender and any Affiliate thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where Borrower does not have a Prepayment Option and Lender does not have a Call Option.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hard Fork” means a software update implemented by a blockchain or a Digital Currency’s network nodes that is incompatible with the existing blockchain protocol, causing a permanent split into two separate networks that run in parallel.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Collateral Ratio” has the meaning ascribed to such term in Section IV(d).

“Late Fee” has the meaning ascribed to such term in Section III(c) herein.

“Lender” means FalconX Charlie, Inc.

“Lender Email” means: if operations, [REDACTED] if invoicing/billing: [REDACTED] with a copy to [REDACTED].

“Loan” means a loan of Digital Currency or U.S. Dollars made pursuant to and in accordance with this Agreement and a Loan Term Sheet.

“Loan Balance” means the sum of all outstanding amounts of Loaned Assets, including New Tokens, Loan Fees, Late Fees, and any Earlier Termination Fee or Hard Fork Fees for a particular Loan.

“Loan Documents” means this Master Lender Agreement and any and all Loan Term Sheets entered into between Lender and Borrower.

“Loan Effective Date” means the date upon which a Loan is made, as specified in the Loan Term Sheet.

“Loan Fee” has the meaning ascribed to such term in Section III(a) herein.

“Loan Term Sheet” means the agreement between Lender and Borrower on the particular terms of an individual Loan. Such Loan Term Sheet shall be memorialized either (i) in an agreement as set forth in Exhibit B, or (ii) through actions performed within Lender's platform constituting the approval of individual loan terms and conditions, or (iii) in a form approved by Lender comparable therewith. In the event of any inconsistency between the provisions of any Loan Term Sheet and this Agreement, such Loan Term Sheet will prevail for the purpose of the relevant Loan.

“Loaned Assets” means any Digital Currency or U.S. Dollar amount transferred in a Loan hereunder until such Digital Currency (or identical Digital Currency) or U.S. Dollar amount is transferred back to Lender hereunder in accordance with the terms herein, except that, if any new or different Digital Currency is created or split by a Hard Fork or other alteration in the underlying blockchain and meets the requirements set forth in Section V of this Agreement, such new or different Digital Currency shall be deemed to become Loaned Assets in addition to the former Digital Currency for which such exchange is made.  For purposes of return of Loaned Assets by Borrower or purchase or sale of Digital Currencies, such term shall include Digital Currency of the same quantity and type as the Digital Currency, as adjusted pursuant to the preceding sentence.

“Margin Call” has the meaning ascribed to such term in Section IV(d) herein.

“Margin Call Limit” has the meaning ascribed to such term in Section IV(d).

“Margin Call Rate” has the meaning ascribed to such term in Section IV(d).

“Margin Notification” has the meaning ascribed to such term in Section IV(d).

“Margin Notification Time Period” has the meaning ascribed to such term in Section IV(d).

“Maturity Date” means the pre-determined future date upon which a Loan becomes due in full for whatever reason.

“New Tokens” has the meaning ascribed to such term in Section V(c) herein.

“Open Loan” means a Loan without a Maturity Date where Borrower has a Prepayment Option and Lender has a Call Option.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, trust, Governmental Authority or other entity.

“Prepayment Option” means the Borrower has the option to repay or return the Loaned Assets prior to the Maturity Date without incurring Early Termination Fees, subject to this Agreement and in particular Section II(c)(iii).

“Recall Delivery Day” has the meaning ascribed to such term in Section II(c)(ii).

“Reference Exchange” means Coinbase Pro or another exchange as mutually agreed to in writing by the Lender and the Borrower.

“Refunded Collateral” has the meaning ascribed to such term in Section IV(e).

“Request Day” has the meaning ascribed to such term in Section II(b) herein.

“Refund Limit” has the meaning ascribed to such term in Section IV(e).

“Securities” means any tokenized assets agreed by the parties and specified in the Loan Term Sheet, including but not limited to (i) securities issued by, or unconditionally guaranteed as to the timely payment of principal and interest by, the U.S. Department of Treasury, a U.S. government agency or the European Central Bank and (ii) redeemable securities in a pooled investment fund issued and redeemed only on the basis of the fund's net assets that are eligible under applicable regulatory requirements.

“Taxes” means all present or future taxes, levies, imposts, duties, withholdings, assessments, or similar fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” means the period from the Loan Effective Date through Termination Date.

“Term Loan with Call Option” means a Loan with a pre-determined Maturity Date where Lender has a Call Option.

“Term Loan with Prepayment Option” means a Loan with a pre-determined Maturity Date where Borrower has a Prepayment Option.

“Termination Date” means the date upon which a Loan is terminated or matures in accordance with the terms herein.

“VAT” means any value added taxes or any similar Taxes, including any interest, additions to tax or penalties applicable thereto.

II.	General Loan Terms.
a.	Loans of Digital Currency or U.S. Dollars

Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request from the Lender a Loan of a specified amount of Digital Currency or U.S. Dollars, and Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan on terms and conditions acceptable to Lender and as set forth in a corresponding Loan Term Sheet.

b.	Loan Procedure

From time to time during the term of this Agreement, during the hours of 8:00 am (New York time) to 8:00 pm (New York time) on a Business Day (the “Request Day”), by email directed to Lender Email (or such other address as Lender may specify in writing), an Authorized Agent of Borrower may request from Lender a Loan of a specific amount of Digital Currency or U.S. Dollars (a “Lending Request”).  Provided Lender receives such Lending Request prior to 3:00 pm (New York time), Lender shall by email directed to Borrower Email (or such other address as Borrower may specify in writing) inform Borrower whether Lender agrees to make such a Loan on the Request Day. If Lender receives such Lending Request after 3:00 pm (New York time), Lender shall respond no later than one (1) Business Day after the Request Day.  If Lender fails to accept a Lending Request prior to Close of Business on the applicable day, such Lending Request shall be deemed to have been denied by Lender.

As part of its Lending Request, Borrower shall provide the following proposed terms:

i.	whether U.S. Dollars or Digital Currency, and if Digital Currency, the type of Digital Currency being requested;
ii.	the amount of Digital Currency or U.S. Dollars being requested;
iii.	whether the Loan is to be a Fixed Term Loan, a Term Loan with Prepayment Option, a Term Loan with a Call Option or an Open Loan;
iv.	the required Loan Effective Date;
v.	the Collateral;
vi.	the Initial Collateral Ratio;
vii.	the Margin Call Limit;
viii.	the Refund Limit; and
ix.	the Maturity Date (for all Loans other than an Open Loan).
x.	Call Option (if applicable)
xi.	Prepayment Option (if applicable)

If Lender agrees to make a Loan in accordance with Borrower’s proposed terms and the Borrower has delivered to and the Lender has received the Collateral required pursuant to the terms herein, Lender shall commence transmission to either (x) the Borrower’s Digital Currency Address the amount of Digital Currency, or (y) Borrower’s bank account by bank wire the amount of U.S. Dollars, as applicable, at such Digital Currency Address or using such bank wire instruction as set forth in the Lending Request on or before Close of Business on the Loan Effective Date.

The specific and final terms of a Loan shall be memorialized within the applicable Loan Term Sheet, which shall be delivered and executed after the final terms of a Loan are agreed to and prior to the delivery of the Loaned Assets.  In the event of a conflict of terms between this Master Lender Agreement and a Loan Term Sheet, the terms in the Loan Term Sheet shall govern.

c.	Loan Repayment Procedure

i.Loan Repayment

Unless otherwise specified in subsections (ii) and (iii) below, upon the earlier of the Maturity Date, the Recall Delivery Day, or the Redelivery Day (as defined below) for a Loan (the “Repayment Date”), Borrower shall repay the entirety of the Loan Balance to Lender by Close of Business on the Repayment Date. If Lender has not provided to Borrower the Lender’s Digital Currency Address (if the Loaned Assets is Digital Currency) or the Lender’s bank wire details (if the Loaned Asset is U.S. Dollars) for receiving the repayment of a Loan by Close of Business on or before one (1) Business Day prior to the Repayment Date then such Loan will become an Open Loan on such Repayment Date and no additional Loan Fees shall be accrued after the Maturity Date or the Redelivery Day.

ii.Call Option

For Term Loans with a Call Option (or an Open Loan), Lender may during Business Hours (the “Recall Request Day”) demand repayment of a portion or the entirety of the Loan Balance (the “Recall Amount”).  Within such request, Lender shall notify Borrower that it is exercising its Call Option by email to Borrower’s Email.  Borrower will then have until Close of Business on the third (3rd) Business Day after the Recall Request Day (each a “Recall Delivery Day”) to deliver the Recall Amount to the Lender.

In the event of a Call Option where Lender demands repayment of only a portion of any given Loan, Borrower shall repay such portion of the Loan on the Recall Delivery Day and the remaining portion of the Loan on the earlier of the Maturity Date or the subsequent Recall Delivery Day.

iii.Prepayment Option

For Open Loans and Term Loans with Prepayment Option, Borrower may notify Lender during Business Hours of Borrower’s intent to repay the Loan prior to the Maturity Date or a Recall Delivery Day, as may be applicable, without being subject to Early Termination Fees as set forth in Section III(e) herein. Lender’s exercising of its Call Option shall also not be subject to Early Termination Fees as set forth in Section III(e).  Borrower shall provide such notice at least one (1) Business Day prior to the date on which the Borrower will repay all or a portion of the Loan (the “Redelivery Day”).  Borrower’s exercising of its Prepayment Option shall not relieve its obligation to pay any outstanding Loan Fees or Late Fees.

In the event the Borrower repays only a portion of the Loan Balance, Borrower shall repay the remaining portion of the Loan Balance on the earlier of the Maturity Date, Recall Delivery Day, or subsequent Redelivery Day.

d.	Termination of Loan

A Loan will terminate upon the earlier of:

i.	the Maturity Date;
ii.	the repayment of the Loan Balance by Borrower prior to the Maturity Date;
iii.

the occurrence of an Event of Default as defined in Section VII; however, Lender shall have the right in its sole discretion to waive any Event of Default upon terms and conditions acceptable to Lender in its sole discretion.

iv.

in the event any or all of the Loaned Assets (if the Loaned Assets is Digital Currency) becomes in Lender’s sole discretion at risk of being: (1) considered a security, swap, derivative, or other similarly-regulated financial instrument or asset by any regulatory authority, whether governmental, industrial, or otherwise, or by any court of law or dispute resolution organization. arbitrator, or mediator; or (2) subject to future regulation materially impacting this Agreement, the Loan, or Lender’s business.

Nothing in the forgoing shall cause, limit, or otherwise affect the Term and termination of this Agreement except as specified in Section XXIV.

In the event of a termination of a Loan, any Loaned Assets shall be redelivered immediately and any fees or any amounts owing hereunder shall be payable immediately to the appropriate party specified herein.  Upon Lender’s receipt of the Loaned Assets and all other amounts owing to it hereunder, the Lender shall deliver the Collateral to the Borrower in accordance with Section IV(g).

e.	Redelivery in an Illiquid Market

If (i) the seven-day average daily trading volume across Coinbase Pro, Kraken and Bitstamp (collectively, the “Liquidity Exchanges”) for the applicable borrowed Digital Currency that is Loaned Assets (as measured against the 30-day average daily trading volume of the applicable Digital Currency on the Loan Effective Date) has decreased by ninety percent (90%) or more or (ii) the borrowed Digital Currency that is Loaned Assets ceases to be listed on any of the Liquidity Exchanges (the duration of either event herein designated, the “Illiquid Period”), Borrower may repay the Loan in U.S. Dollars equal to the volume-weighted average price of the borrowed Digital Currency that is Loaned Assets on the Liquidity Exchanges (measured at 4:00 pm (New York time)) (the “Illiquid Market Spot Rate”) during the Illiquid Period, up to a maximum of 30 days.

If all of the Liquidity Exchanges limit or suspend withdrawals or transactions in the Digital Currency on the Maturity Date, the Recall Delivery Day, or the Redelivery Day, whichever applicable, the requirement for the Borrower to return the Digital Currency shall be temporarily suspended, without penalty or default, including without limitation the incurring of additional Loan Fees, until such time that one of the Liquidity Exchanges allow the resumption of withdrawals and transactions in the Digital Currency.

III.	Loan Fees and Transaction Fees.
a.	Loan Fee

Unless otherwise agreed, Borrower agrees to pay Lender a financing fee on each Loan (the “Loan Fee”). When a Loan is executed, the Borrower will be responsible to pay the Loan Fee as agreed to in the relevant Loan Term Sheet and subject to change if thereafter agreed by Borrower and Lender. Except as Borrower and Lender may otherwise agree, Loan Fees shall accrue from and include the date on which the Loaned Assets are transferred to Borrower to the date on which such Loaned Assets are repaid in their entirety to Lender in accordance with the terms herein.  For any Loan, the minimum Loan Fee shall be the Loan Fee that would accrue for one day.

Lender shall calculate any Loan Fees owed on a daily basis of a 365-day year for the actual number of days elapsed and provide Borrower with the calculation upon request.  The Loan Fee will be calculated off all outstanding portions of the Loaned Assets.  The Loan Fee is payable monthly by Borrower in arrears.

Lender may adjust the Loan Fee by taking into account any Minimum Fees paid by Borrower under any FalconX Direct Market Access User Agreement executed between the Borrower and the Lender or its parent or its affiliates.

b.	Origination Fee

For certain Loans, Lender may charge Borrower a fee (the “Origination Fee”) to be paid at the time the Collateral is delivered to Lender.  If an Origination Fee applies to a Loan, the Loan Term Sheet shall set forth the amount of the Origination Fee and whether the Origination Fee is to be paid in U.S. Dollars or in a Digital Currency.

c.	Late Fee

For each calendar day in excess of the Maturity Date or the Recall Delivery Day (whichever is applicable) in which Borrower has not returned the Loaned Assets required to be returned or failed to timely pay any outstanding Loan Fee in accordance with the terms herein, Borrower shall incur an additional fee (the “Late Fee”) equal to two percent (2%) (annualized, calculated daily) on all outstanding portions of the Loaned Assets and Loan Fees which remain outstanding. If a Late Fee is imposed under this Section III(c) due to an event that would constitute an Event of Default under Section VII, the imposition of a Late Fee by the Lender does not constitute a waiver of its right to declare an Event of Default for the same event.

d.	Payment of Loan Fees and Late Fees

Unless otherwise agreed, any Loan Fee,  Late Fee, Early Termination Fee or any other amounts payable hereunder shall be paid by Borrower to Lender upon the earlier of (i) five (5) Business Days after receipt of an invoice from Lender setting out the amounts of the outstanding fees or (ii) the termination of all Loans hereunder (the “Payment Due Date”).  An invoice for Loan Fees and any Late Fees (the “Invoice Amount”) shall be sent out on the first Business Day of the month and shall include any Loan Fees, Late Fees, and Early Termination Fees incurred and outstanding during the previous month.  Borrower shall have up to five (5) Business Days from the date of said Invoice to pay the Invoice Amount.  Failure of Lender to timely send an invoice in accordance with the preceding sentence shall not be considered a default hereunder nor shall it relieve Borrower of its obligation to pay any Loan Fees, Late Fees, Early Termination Fees or any other amounts owed herein nor negate any Event of Default resulting from Borrower’s failure to timely pay such fees.  The Loan Fee, Late Fees, and Early Termination Fees shall be payable, unless otherwise agreed by the Borrower and Lender in the Loan Term Sheet, whether U.S. Dollars or Digital Currency on the same blockchain and of the same type that was loaned by the Lender during the Loan.

Notwithstanding the foregoing, in all cases, all Loan Fees, Late Fees, and Early Termination Fees shall be payable by Borrower immediately upon demand after the occurrence of an Event of Default hereunder by Borrower.

e.	Early Termination Fees

For Fixed Term Loans and Term Loans with Call Options, if Borrower returns the Loaned Assets prior to the Maturity Date, Borrower shall pay to Lender a fee equal to twenty percent (20%) of the Loan Fee, or as otherwise specified in the applicable Loan Term Sheet, that would have accrued from the date of the repayment until the Maturity Date of the Loan (the “Early Termination Fee”).  The Early Termination Fee is due and payable with the repayment of the Loaned Assets.  The Early Termination Fee shall not apply if Borrower returns the Loaned Assets to Lender in the event of a Hard Fork where the Loaned Assets is Digital Currency or if Lender moves up the Maturity Date to an earlier date by exercising a Call Option.

f.	Taxes and Fees
i.	Gross-Up

Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made free and clear of and without any deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax with respect to any such payment under any Loan Document, then Borrower shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deduction or withholding applicable to additional sums payable under this Section III)(f)) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

ii.	Indemnification by Borrower

Borrower shall indemnify the Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section III(f)) payable or paid by such Lender, or required to be withheld or deducted from a payment to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

iii.	Other Taxes

Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

iv.	VAT

All amounts payable by Borrower to Lender under any Loan Document are exclusive of any VAT.  Borrower shall be responsible for paying any VAT imposed on any such payments or any VAT chargeable in respect of the transactions contemplated by the Loan Documents.  If VAT is imposed on the Lender in respect of any payments in respect of the Loan Documents as a result of the transactions contemplated by the Loan Documents, the Lender shall provide Borrower with an invoice for such VAT and Borrower shall promptly reimburse the Lender for such VAT.

v.	Evidence of Payments

As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section III(f), Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

vi.	Tax Forms
vii.

Upon reasonable request by Borrower, the Lender shall cooperate to provide any properly completed and executed tax forms (including an IRS Form W-9) or other documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding and enable Borrower to determine whether or not the Lender is subject to any withholding or information reporting requirements. The Lender agrees that if any form or certification it previously delivered under this Section III(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or, if it is legally unable to do so, promptly notify the Borrower in writing of such legal inability.

For the avoidance of doubt, the Lender will not be obligated to provide any such tax forms or other documentations to the extent that it is legally ineligible to do so.  Notwithstanding anything to the contrary in this Section III(f), the completion, execution and submission of such documentation described above (other than an IRS Form W-9) shall not be required if in the Lender’s good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Miscellaneous

Borrower has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Borrower is relying solely on those advisors and not on any statements or representations of the Lender or any of its agents. Borrower understands and agrees that it will be solely responsible for any tax liability that may be imposed on it as a result of the transactions contemplated by this Agreement.

For U.S. federal, state and local income tax purposes, each of Lender and Borrower intend that, absent a change in law, any Loan of Digital Currency under this Agreement by Lender, and any transfer of Collateral consisting of Digital Currency under this Agreement by Borrower, shall not be treated as an exchange of property for other property differing materially in kind or extent (within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended), and each of Borrower and Lender agrees that it will not take any position inconsistent with such treatment for all such tax purposes.

IV.	Collateral Requirements
a.	Collateral

Borrower, as security for the obligations hereunder, hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the first Loaned Assets under this Agreement to Borrower. Unless otherwise agreed by the parties, or modified in the Loan Term Sheet or as set forth below, Borrower shall provide, as security for its obligations under this Agreement, collateral in an amount of U.S. Dollars, Digital Currency or Securities to be determined and agreed upon by the Borrower and Lender (“Collateral”) and memorialized using the Loan Term Sheet. Borrower shall, prior to or concurrently with the transfer of the Loaned Assets to Borrower, but in no case later than the Close of Business on the day of such transfer, transfer the agreed upon Collateral to an account subject to a custody agreement pursuant to which Lender will have control of the Collateral.

For the avoidance of doubt, upon the repayment of the Loaned Assets at the termination of a Loan, Lender shall return to Borrower the same amount and type of Collateral that was deposited, net of any Additional Collateral or Margin Call adjustments. If a Hard Fork occurs, resulting in the creation of New Tokens while Lender is holding such Digital Currency as Collateral, Lender shall return the New Tokens to Borrower in addition to the Collateral and Additional Collateral upon the termination of a Loan.

b.	Use of Collateral

Notwithstanding anything to the contrary in this Agreement, the Collateral transferred by Borrower to Lender, as adjusted herein, shall be security for Borrower’s obligations in respect of such Loan and any other obligations it may have under the Loan Term Sheet, and if agreed in advance in writing by the Borrower, any other obligations to Lender and its affiliates under any other agreement (collectively, the “Obligations”). Borrower, as security for the Obligations, hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned Assets by Lender to Borrower and which shall cease upon (i) the return of the Loaned Assets by Borrower to Lender; and (ii) satisfaction of all Obligations by Borrower to Lender.  During the term of the Loan, Borrower agrees and affirms Lender’s entitlement to and the exclusive use of the Collateral for the purpose of security for the loans that are borrowed.

c.	Loan and Collateral Transfer

If Lender transfers Loaned Assets to Borrower and Borrower does not transfer Collateral to Lender as provided in Section IV(a), Lender shall have the absolute right to the return of the Loaned Assets; and if Borrower transfers Collateral to Lender, as provided in Section IV(a), and Lender does not transfer the Loaned Assets to Borrower, Borrower shall have the absolute right to the return of the Collateral.

d.	Margin Calls

Unless otherwise agreed between the parties, during the term of any Loan, the following “Collateral Ratio” shall be applied to such Loan: A/B where A = the total value of Collateral held with the Lender and B = the value of the Loaned Asset. The Collateral Ratio shall be measured against a threshold value specified in the applicable Loan Term Sheet (the “Margin Call Limit”). If the Collateral Ratio drops below the Margin Call Limit, the Lender shall have the right to require the Borrower by way of a margin call (each a “Margin Call”) to provide the Lender with additional Collateral (the “Additional Collateral”) to cause the Collateral Ratio to be equal to the value listed in the Loan Term Sheet (the “Initial Collateral Ratio”). The value of the Loaned Assets and the Collateral comprised of Digital Currency shall be measured on the spot rate published on the Reference Exchange, or if the Collateral is comprised of Securities, based on the value of such Securities, as determined by Lender (such rate, the “Margin Call Rate”). The Collateral shall always be valued in U.S. Dollars and shall not be subject to a haircut or discount.

If Lender requires Borrower to contribute Additional Collateral, it shall send an electronic notification (the “Margin Notification”)to the Borrower via email, telephone, Telegram, WhatsApp, Slack, or any other electronic means of communication agreed by the parties that sets forth: (i) the value of the Loaned Assets, (ii) the value of the Collateral, (iii) the Margin Call Rate, if applicable, and (iv) the amount of Additional Collateral required based on the Collateral Ratio or, if applicable, the Margin Call Rate.  Borrower shall have twenty-four (24) hours from the time Lender sends such Margin Notification via email (the “Margin Notification Time Period”), to (x) respond and send payment to Lender in accordance with subsection (f) below, or (y) respond that the Required Collateral Ratio has once again been obtained. If Lender agrees by email that Borrower’s response according to (y) above is correct, then no other action is required by Borrower.  If Lender fails to agree by email with Borrower’s response in accordance with (y) by Close of Business that same day, such failure to respond shall be deemed as Lender’s rejection of Borrower’s response and a re-statement of Lender’s original demand for Borrower to contribute Additional Collateral.

Upon Lender's rejection of Borrower’s response to the Margin Notification, whether affirmatively by email or by non-reply by the Close of Business that same day, Borrower shall make immediate payment of Additional Collateral as set forth in Section IV(f) below.  Failure to provide Additional Collateral, or failure by Borrower to respond to the Margin Notification, shall give Lender the option to declare an Event of Default under Section VII below.

Notwithstanding anything in this Section, the value of the Collateral, must at all times be above a threshold limit of 105% of the value of the Loaned Asset unless otherwise specified and agreed to by the Parties in the applicable Loan Term Sheet (the “Default Limit”). If the value of the Collateral drops below the Default Limit, Lender shall have the right, but not the obligation, to declare an Event of Default under Section VII.

Borrower acknowledges that its obligations under this Section continue regardless of Lender’s request for Additional Collateral and Borrower’s acceptance or rejection of the same. Borrower agrees that it is its responsibility to monitor its Collateral and to assure that it is equal to or higher than the applicable Margin Call Limit and Default Limit. Upon the value of the Collateral dropping below the Default Limit and provided that Lender shall have provided at least one Margin Notification to Borrower prior to or subsequent to the value of the Collateral dropping below the Default Limit, Borrower agrees that Lender may, automatically and without further notice, liquidate or otherwise convert the Collateral in a commercially reasonable manner provided that if Borrower has provided Lender with a Collateral Certificate (aka the “Officer’s Certificate”) as soon as commercially reasonable following Borrower’s receipt of the Margin Notification, then Lender shall wait until expiry of the lesser of (A) twelve (12) hours after the value of the Collateral drops below the Default Limit, or (B) the remainder of the Margin Notification Period to liquidate or otherwise convert the Collateral as contemplated in this sentence. The value of the Collateral for purposes of calculating the Default Limit and the Collateral shall be determined by reference to the spot rate published on the Reference Exchange, measured at the time of execution of the Collateral Certificate.

Borrower acknowledges that its obligations hereunder, including those in this Section IV, continue regardless of Lender’s request for Additional Collateral and Borrower’s acceptance or rejection of the same.

e.	Refund of Collateral

If during the term of a Loan the Collateral Ratio increases such that the Collateral Ratio is higher than the value specified in the Loan Term Sheet (the “Refund Limit”) for a continuous period of thirty (30) days or more, the Borrower shall have the right to require the Lender to return an amount of Collateral (the “Refunded Collateral”) such that the Collateral Ratio is equal to the Initial Collateral Ratio.  The value of the Loaned Assets and the Collateral comprised of Digital Currency shall be measured by the spot rate published on the Reference Exchange, and the value of the Collateral comprised of Securities shall be based on the value of such Securities, as determined by the Lender (the “Collateral Refund Rate”). Lender shall deliver the Refunded Collateral to Borrower within two (2) Business Days to, where the Refunded Collateral is fiat currency, a bank account designated by the Borrower and where the Refunded Collateral is Digital Currency to the Borrower’s Digital Currency Address.

f.	Payment of Additional Collateral

Payment of the Additional Collateral shall be made by bank wire to the account (if the Collateral is U.S. Dollars), or transfer to the Digital Currency Address provided by the Lender (if the Collateral is Digital Currency) or by a return of the amount of Loaned Assets necessary to obtain the Required Collateral Ratio.  For any return of Loaned Assets made in accordance with this Section, Borrower is still responsible for payment of any Early Termination Fees that apply to the particular Loan.

g.	Return of Collateral

Upon Borrower’s repayment of the Loan and any other amounts owing hereunder and acceptance by Lender of the Loaned Assets into Lender’s Digital Currency Address (if the Loaned Assets is Digital Currency), with such delivery being confirmed on the relevant Digital Currency blockchain ten times or the Lender’s bank account using the Lender’s bank wire details provided by Lender (if the Loaned Assets is U.S. Dollars), Lender shall initiate the return of Collateral within two (2) Business Days to a bank account designated by Borrower or, where Digital Currency or Securities  is Collateral, into the Borrower’s Digital Currency Address.

V.	Hard Fork
a.	Notification

In the event of a public announcement of a future Hard Fork or an Airdrop in the blockchain for any Loaned Assets or Collateral, Lender shall provide email notification to Borrower.

b.	No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork in the blockchain for any Loaned Assets or an Airdrop, any outstanding Loans will not be automatically terminated.  Borrower and Lender may agree, regardless of Loan type, either (i) to terminate the Loan without any penalties on an agreed upon date or (ii) where the Loaned Assets is Digital Currency, for Lender to manage the Hard Fork on the behalf of Borrower.  If the Lender manages the Hard Fork on behalf of Borrower, Borrower shall return the Loaned Assets to Lender two business days prior to the scheduled Hard Fork or Airdrop.  Lender shall not be obligated to return any Collateral to the Borrower during the period in which Lender manages the Loaned Assets on the behalf of Borrower.  Lender shall fork the Loaned Assets, and following the Hard Fork shall return to Borrower the Loaned Assets but not any New Tokens (as defined below).  For any whole days in which Lender manages the Loaned Assets that is Digital Currency pursuant to this section, the Loan Fee for those days shall not accrue.  Nothing herein shall relieve, waive, or otherwise satisfy Borrower’s obligations hereunder, including without limitation, the obligation to return the Loaned Assets at the termination of the Loan and payment of accrued Loan Fees, which includes the per diem amounts for days on which Borrower transfers Digital Currency to Lender and Lender transfers said Digital Currency back to Borrower pursuant to this section.

c.	Lender’s Right to New Tokens

Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork in the Digital Currency protocol or an Applicable Airdrop (the “New Tokens”) where the Loaned Assets is Digital Currency if any two of the following four conditions are met (the “New Token Criterion”):

●	Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least five percent (5%) of the hash power mining the Loaned Assets on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the Hard Fork).
●	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least five percent (5%) of the average market capitalization of the Loaned Assets (defined as the total value of the Loaned Assets) (calculated as a 30-day average on such date).
●	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least one percent (1%) of the average 24-hour trading volume of the Loaned Assets (calculated as a 30-day average on such date).

●	Wallet Compatibility: the New Token is supported by the Lender or a custodian mutually designated by the Borrower and the Lender within 30 days of the Hard Fork or Applicable Airdrop.

For the above calculations, the source for the relevant data on the Digital Currency hash power, market capitalization, and 24-Hour trading volume will be blockchain.info (or, if blockchain.info does not provide the required information, bitinfocharts.com, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the hash power of the New Token will be bitinfocharts.com (or, if bitinfocharts.com does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

If the Hard Fork or Applicable Airdrop meets the criteria above, Borrower will have up to sixty (60) days from the Hard Fork or Applicable Airdrop to transfer the New Tokens to Lender.  If sending the New Tokens to Lender is burdensome, upon Lender’s written agreement with Borrower, Borrower can reimburse Lender for the value of the New Tokens by either (i) a one-time payment in the same Loaned Assets transferred as a part of the Loan reflecting the amount of the New Tokens owed using the spot rate determined by Lender in its reasonable discretion at the time of said repayment, or (ii) returning the borrowed Digital Currency so that Lender can manage the split of the underlying digital tokens as described in Section IV(b) above.  Alternatively, subject to Lender’s written agreement, the parties may agree to other methods of making Lender whole for Borrower’s failure to transfer New Tokens to Lender.  In all cases, Borrower will be solely responsible for payment of additional costs incurred by any transfer method other than returning the New Tokens to Lender, including but not limited to technical costs, third party fees, and incremental tax obligations imposed as a result of such alternative method (to the extent such tax obligations would not have been imposed if such New Tokens had been returned to Lender).  For the avoidance of doubt, if Borrower returns a Loan to Lender prior to the 30th day following a Hard Fork, Borrower’s obligations under this Section V shall continue for any New Tokens that meet the criteria in this subsection (c) for such Loan on the 30th day following the Hard Fork. Lender’s rights to New Tokens as set forth in this Section shall survive the termination of the relevant Loan, return of the Loaned Assets, and termination of this Agreement. If Borrower fails to transfer the New Tokens to Lender, or provide alternative compensation to Lender as agreed to in accordance with this subsection, within sixty (60) days from the Hard Fork or Applicable Airdrop, such failure will be considered an Event of Default in accordance with Section VII(b), and Borrower shall incur an additional fee (the “Hard Fork Fee”) equal to ten percent (10%) (annualized, calculated daily) of all outstanding portions of the Loaned Digital Currencies and Loan Fees.  Lender’s charging of the Hard Fork Fee does not constitute a waiver of its right to declare an Event of Default for the same event.

VI.	Representations and Warranties. The representations provided in this Section VI shall be deemed to continue during the term of this Agreement and any Loan hereunder.

a.Borrower hereby makes the following representations and warranties:

i.

(A) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (B) it has taken all necessary action to authorize such execution, delivery and performance, and (C) this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms;

ii.

it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan, any Digital Currency, Collateral, or funds received or provided hereunder;

iii.	it is acting for its own account;
iv.

it is a sophisticated party and fully familiar with the inherent risks involved in the transactions contemplated in this Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Loaned Assets, and voluntarily takes full responsibility for any risk to that effect;

v.	it is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any applicable laws;
vi.

to its knowledge the transactions contemplated in this Agreement are not prohibited by law or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in this Agreement;

vii.

it has, or will have at the time of return of any Loaned Assets, the right to transfer such Loaned Assets subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Agreement; and

viii.	it has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest in said Collateral subject to the terms and conditions hereof.

b.Lender hereby makes the following representations and warranties:

i.

(A) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (B) it has taken all necessary action to authorize such execution, delivery and performance, and (C) this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms;

ii.	it is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any applicable laws;
iii.

to its knowledge the transactions contemplated in this Agreement are not prohibited by law or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in this Agreement; and

iv.	it satisfies the definition of Eligible Contract Participant as defined in the Commodities Exchange Act.
VII.	Default

It is further understood that any of the following events shall constitute an event of default hereunder, and shall be herein referred to as an “Event of Default” or “Events of Default”:

a.

the failure of the Borrower to return any and all Loaned Assets and any New Tokens (where Loaned Assets is Digital Currency) as defined by Section V upon termination of any Loan in accordance with the terms herein and such failure continues for one (1) Business Day after Borrower’s receipt of written notice thereof from the Lender;

b.

the failure of Borrower to pay any and all Loan Fees, Late Fees, or Early Termination Fees when due hereunder, or to remit any New Tokens or pay any Hard Fork Fee in accordance with the terms herein and such failure continues for two (2) Business Day after Borrower’s receipt of written notice thereof from the Lender;

c.	the failure of the Borrower to transfer Collateral or Additional Collateral, as required herein;
d.

a default by Borrower in the performance of any of the other agreements, conditions, covenants, provisions or stipulations contained in this Agreement and such default continues for ten (10) Business Days after Borrower’s receipt of written notice thereof from the Lender; provided, however, for the avoidance of doubt, that this Section VII(d) shall not be deemed to apply with respect to any of the agreements, conditions, covenants, provisions or stipulations contained within Section IV of this Agreement;

e.

any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings that are instituted by or against the Borrower and are not be dismissed within sixty (60) days of the initiation of said proceedings;

f.

any representation or warranty made by either Party in any of the Loan Documents that proves to be incorrect or untrue in any material respect as of the date of making or deemed making thereof however, to the extent capable of cure, a party shall have five (5) Business Days to cure such default;

g.

any material or intentional misrepresentation or omission of information by the Borrower regarding the Borrower’s financial status, business activities, or any other material aspect affecting the Borrower’s creditworthiness or public reputation;

h.

any event or circumstance occurs or exists that is a material adverse effect on the business, assets or financial condition of, the Borrower, taken as a whole, or a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement to return, transfer, repay, or pay any and all Loaned Assets, and/or New Tokens and pay any applicable fee;

i.

any indebtedness of Borrower in respect of borrowed money with any third party in the principal amount of at least $1,000,000 (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) is not paid when due after giving effect to any applicable grace period or (b) is declared to be due and payable, or is required to be prepaid, redeemed, purchased, or defeased, in each case prior to the stated maturity thereof (other than (i) by a regularly scheduled required prepayment, (ii) as a result of voluntary prepayment, (iii) as a result of a mandatory prepayment triggered by asset sales, casualty events, or excess cash flow sweeps, or (iv) in connection with a permitted refinancing);; or

j.

the occurrence of any event of default or other similar condition or event (however described) in respect of Borrower under any agreements or instruments relating to an obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) with any FalconX Entity or in connection with the ISDA between FalconX Bravo, Inc. and Hut 8 Corp. (formerly U.S. Data Mining Group, Inc.).

VIII.	Remedies
a.

Upon the occurrence and during the continuation of any Event of Default by Borrower, the Lender may, at its option:  (1) declare the entire Loan Balance outstanding for any Loan hereunder immediately due and payable; (2) terminate this Agreement and any Loan upon notice to Borrower; (3) transfer any Collateral from the collateral account to Lender’s operating account necessary for the payment of any nonpayment, liability, obligation, or indebtedness created by this Agreement or by Lender in furtherance of its performance hereunder, including but not limited to using the Collateral to purchase the relevant Digital Currency to replenish Lender’s supply of the relevant Digital Currency or selling any Collateral in a relevant market for such Digital Currency; (4) purchase on Lender’s own account a like amount of Loaned Assets that is Digital Currency in a relevant market for such Digital Currency and then collect from Borrower amounts expended by Lender for such purchase; (5) exercise its rights under Section XII herein; (6) require the Borrower to adjust Borrower’s positions or unilaterally liquidate Borrower’s positions on held with Lender or through any services provided by any of Lender’s affiliates (7) exercise all other rights and remedies available to the Lender hereunder, under applicable law, or in equity; provided, that upon any Event of Default pursuant to Section VII as to a particular Loan under this Agreement, any and all Loans made pursuant to this Agreement shall be terminated immediately, the Loan Balance for all Loans then outstanding shall automatically become immediately due and payable, and Lender shall have immediate right to the Collateral to the fullest extent permitted herein and by law.

b.

Where Loaned Assets is Digital Currency, in the event that the purchase price of any replacement Digital Currency pursuant to Section VIII (a)(3) & (a)(4) above exceeds the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon in the amount of ten percent (10%) or as modified in the Term Sheet.  As security for Borrower’s obligation to pay such excess, Lender shall have, and Borrower hereby grants, a security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower.  Where Loaned Assets is Digital Currency, the purchase price of replacement Digital Currency purchased under this Section shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expense related to such purchase or sale (as the case may be).  In the event Lender exercises its rights under this Section, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the replacement Digital Currencies or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of replacement Digital Currencies or sale of Collateral for an amount equal to the average spot price available therefor on the date of such exercise obtained from the Liquidity Exchanges.

c.

To the extent that the Loans are now or hereafter secured by property other than the Collateral, or by the guarantee, endorsement or property of any other person, then upon an Event of Default by Borrower, Lender shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies Lender shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Lender’s rights hereunder.

d.

In connection with the exercise of its remedies pursuant to this Section VIII, Lender may (1) exchange, enforce, waive or release any portion of the Collateral or Loans in favor of the Lender or relating to any other security for the Loans; (2) apply such Collateral or security and direct the order or manner of sale thereof as the Lender may, from time to time, determine; and (3) settle, compromise, collect or otherwise liquidate any such Collateral or security in any manner following the occurrence of an Event of Default, without affecting or impairing the Lender's right to take any other further action with respect to any Collateral or security or any part thereof.

e.

Notwithstanding anything to the contrary contained in this Agreement, the obligation to repay any Loans hereunder, together with all Loan Fees, Late Fees, Early Termination Fees, or any other amounts owing hereunder shall, in the absence of Borrower’s fraud or willful malfeasance, be non-recourse to the Borrower. Lender’s sole recourse in respect of any Loan shall be to the Collateral pledged for such Loan.

f.	In addition to its rights hereunder, the non-defaulting Party shall have any rights otherwise available to it under any other agreement or applicable law.
g.

LIMITATION OF LIABILITY; THE PARTIES EXPRESSLY UNDERSTANDS AND AGREES THAT NEITHER PARTY, THEIR AFFILIATES  AND SERVICE PROVIDERS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS,  JOINT VENTURERS, EMPLOYEES, AND REPRESENTATIVES WILL NOT BE LIABLE FOR  ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY DAMAGES, OR  DAMAGES FOR LOSS OF PROFITS INCLUDING WITHOUT LIMITATION DAMAGES FOR  LOSS OF GOODWILL, USE, DATA, OR OTHER INTANGIBLE LOSSES (EVEN IF SUCH PARTY  HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), WHETHER  BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE,  RESULTING FROM THE OTHER PARTY’S ACTIONS OR INACTIONS PURSUANT TO THIS AGREEMENT.

IX.	Rights and Remedies Cumulative.

No delay or omission by the Lender in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder.  All rights of the Lender stated herein are cumulative and in addition to all other rights provided by law, in equity.

X.	Survival of Rights and Remedies.

All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Assets or Collateral, and termination of this Agreement.

XI.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Digital Currency or upon the occurrence of any Event of Default in Section VII hereunder,  Borrower shall, upon demand, pay to Lender all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs, broker fees, and technology costs incurred by the Lender in connection with the enforcement of its rights hereunder.

XII.	Governing Law; Dispute Resolution.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof shall be settled solely and exclusively by binding arbitration in New York, New York, United States administered by JAMS. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions to such rules if in conflict: (a) one arbitrator, who shall be a retired judge, shall be chosen by JAMS; (b) each Party to the arbitration will pay an equal share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity.

XIII.	Confidentiality.
a.

Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”).  Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this Section XIII, (ii) in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

b.

Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section XIII.

c.	Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.
d.

The provisions of this Section XIII will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.  Notwithstanding the foregoing, Lender may disclose the other Party’s Confidential Information without notice pursuant to a written request by a governmental agency or regulatory authority.

e.

The obligations with respect to Confidential Information shall survive for a period of three (3) years from the date of this Agreement.  Notwithstanding anything in this agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section XIII; provided, however, that such Party agrees that  any Retained Confidential Information shall be accessible only by legal or compliance personnel of such Party and  the confidentiality obligations of this Section XIII shall survive with respect to the Retained Confidential Information for so long as such information is retained.

XIV.	Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by Express or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a Party may designate in accordance herewith), or to the respective address set forth below. Notices shall be deemed to be received upon receipt by recipient and if a notice other than a notice transmitted via email is received after Close of Business such notice shall be deemed to have been received at 8:00 am (New York time) on the following Business Day.

Lender:

Name: FalconX Charlie, Inc

Address: 1850 Gateway Dr, 6th floor - San Mateo CA 94404 US

Attn: Legal Team

Email: [REDACTED], with a copy to [REDACTED]

Borrower:
Name: HUT 8 MINING CORP.
Address: 4701 Tahoe Blvd, Suite 201, Mississauga ON L4W 0B5

Attn: Sean Glennan
Email: [REDACTED]

With a copy to [REDACTED] and [REDACTED].

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

XV.	Modifications.

All modifications or amendments to this Agreement or any Term Sheet shall be effective only when reduced to writing and signed by both parties hereto.  Such modifications or amendments may be made through additional language included in a Loan Term Sheet or through the execution of an agreement by the Borrower with a FalconX Entity (including, but not limited to Falcon Labs, Ltd), in which scenario the FalconX Entity shall have the full authorization and power of Lender to modify or revise this Agreement on behalf of Lender

XVI.	Single Agreement

Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other.  Accordingly, Borrower and Lender hereby agree that payments, deliveries, and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.  In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the “Defaulting Party”) in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting Party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

XVII.	Entire Agreement.

This Agreement, each exhibit referenced herein, and all Loan Term Sheets constitute the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings and agreements. Nothing in this Section XVII shall be construed to conflict with or negate Section XVI above.

XVIII.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that neither Party may assign this Agreement or any rights or duties hereunder without the prior written consent of the other Party (such consent to not be unreasonably withheld).  Neither this Agreement nor any provision hereof, nor any Exhibit hereto or document executed or delivered herewith, or Loan Term Sheet hereunder, shall create any rights in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns.  For the avoidance of doubt, any and all claims and liabilities against the Lender or Borrower arising in any way out of this Agreement are only the obligation of the Lender or Borrower, as applicable, and not any of its parents or affiliates.  The Parties agree that none of the Lender’s or Borrower’s parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of the Lender’s or Borrower’s respective obligations under this Agreement.

XIX.	Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

XX.	Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any Party delivering an executed counterpart of this Agreement by email or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

XXI.	Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.

XXII.	No Waiver.

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

XXIII.	Indemnification.

The Borrower shall indemnify and hold harmless the Lender, or any of its parents or affiliates, and each of the foregoing’s respective directors, officers, contractors and employees (each, an “Indemnified Party”) from and against any and all third party claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees of the Party choosing to defend against any such claims, demands, losses, expenses and liabilities) that it may sustain or incur or that may be asserted against it arising out of the lending or borrowing of Digital Currency or U.S. Dollars under this Agreement, except for any and all claims, demands, losses, expenses and liabilities arising out of or relating to such Indemnified Party’s bad faith, gross negligence or willful misconduct; provided, that this indemnity shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.  This indemnity shall be a continuing obligation of each Party, its successors and assigns, notwithstanding the termination of this Agreement.

XXIV.	Term and Termination.

Subject to Section VII (Remedies), the Term of this Agreement shall commence on the date hereof and continue unless either Party provides written notice of its intention to terminate this Agreement to the other Party on no less than thirty (30) days' notice, in which case this Agreement shall terminate on the date specified by such party in such notice of termination, provided that if there are any Loans outstanding at the time either Party sends a notice of termination pursuant to this Section XXIV, such termination of this Agreement will not be effective until all Loans are terminated and repaid in full in accordance with the terms herein.

Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement, all accrued and unpaid fees and other amounts hereunder shall be due and payable immediately.

XXV.	No Reliance.

Except as expressly set forth in this Agreement, each party acknowledges that it is entering into this Agreement based solely upon its own investigation and evaluation, and not in reliance upon any statement, representation, warranty, or agreement of the other party except those specifically included in this Agreement. Each party acknowledges that no representation or warranty not specifically contained in this Agreement has been made by or on behalf of the other party.

Each party further acknowledges that it has had such opportunity as it deems necessary to independently verify the information contained herein, and to seek advice from its own legal, tax, and business advisors and such other experts as it has deemed necessary in connection with its decision to enter into this Agreement.

To the extent that, prior to the execution of this Agreement, either party has received or may receive information from the other party, that party understands and agrees that it is not relying on any such information in deciding to engage in this transaction, unless such information is expressly incorporated into this Agreement.

XXVI.	Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders where necessary and appropriate.  This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.  The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement.  The Parties acknowledge that the Agreement and any Lending Request are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

XXVII.	Perfection and Security Interest.

Borrower shall take at its own expense all such actions that may be necessary and that Lender may reasonably request so as at all times to maintain the validity, perfection, enforceability and first priority of Lender’s security interest in and lien on the Collateral and to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all liens on the Collateral other than Lender’s security interest or any other liens permitted by this Agreement and (ii) executing and delivering financing statements, control agreements, security agreements, custody agreements, instruments of pledge, notices and assignments, in each case, in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest in and lien on the Collateral under the UCC or other applicable law.  Borrower hereby authorizes Lender to file against Borrower one or more financing, continuation or amendment statements pursuant to the UCC (or its equivalent), in each case, in the appropriate jurisdiction and in form and substance satisfactory to Lender.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Effective Date.

LENDER:		BORROWER:

FalconX Charlie, Inc		HUT 8 MINING CORP.

By:	/s/ Matthew Whaley	By:	/s/ Sean Glennan
Name:	Matthew Whaley	Name:	Sean Glennan
Title:	Authorized Signatory	Title:	Chief Financial Officer

EXHIBIT A

Authorized Agents. The following are authorized to deliver Lending Requests on behalf of Borrower in accordance with Section II hereof:

Name: Sean Glennan

Email: [REDACTED]

Name: Sam Gage

Email: [REDACTED]

Borrower may change its Authorized Agents by notice given to Lender as provided herein.

EXHIBIT B

LOAN TERM SHEET

This Loan Term Sheet, dated as of May 1, 2026 (the “Loan Effective Date”), between FALCONX CHARLIE, INC. (“Lender”) and HUT 8 MINING CORP. (“Borrower”) incorporates all of the terms of the Master Lender Agreement (“Agreement”) between Lender and Borrower, dated as of May 1, 2026, as per the following specific terms:

Lender:	FalconX Charlie, Inc.

Borrower:	Hut 8 Mining Corp.

Loaned Assets:	USD $200,000,000

Loan Fee:	7.00%

Loan Type:	Term Loan with Prepayment Option

Maturity Date:	April 30, 2027

Collateral:	BTC

Initial Collateral Ratio:	143%

Margin Call Limit:	130%

Default Limit:	105% (Liquidation Threshold/Default Limit)

Refund Limit:	163%

Call Option:	No

Prepayment Option:

Applicable; provided that the Prepayment Option may only be exercised, partially or in full, after six (6) months have passed following the Loan Effective Date. Where Borrower seeks to terminate the Loan after six (6) months have passed following the Loan Effective Date, no Early Termination Fee shall be charged to Borrower by Lender. Any attempted prepayment or termination by Borrower prior to the date that is six (6) months following the Loan Effective Date shall result in an Early Termination Fee, as described below.

Early Termination Fee:

If  Borrower seeks to terminate the Loan within the first six (6) months following the Loan Effective Date, then (i) where Early Termination is the direct result of a corporate action or strategy change, including, for the avoidance of doubt, general deleveraging, demonstrable by written corporate materials disclosed by Borrower, the Early Termination Fee will equal 0.125% of the Loaned Assets amount returned prior to the Maturity Date, or (ii) where Early Termination is for any other reason, the Early Termination Fee will equal 0.25% of the Loaned Assets amount returned prior to the Maturity Date.

Assignment:

Borrower hereby grants consent to Lender for Lender to assign all of Lender’s right, title and interest in, to and under the Loan described in this Loan Term Sheet. For the avoidance of doubt, execution of this Loan Term Sheet shall satisfy the written consent requirement in Section XVIII of the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date hereof.

FALCONX CHARLIE, INC.		HUT 8 MINING CORP.

By:	/s/ Matthew Whaley	By:	/s/ Sean Glennan
Name:	Matthew Whaley	Name:	Sean Glennan
Title:	Authorized Signatory	Title:	Chief Financial Officer

EXHIBIT C

COLLATERAL CERTIFICATE

FORM OF OFFICER’S CERTIFICATE

REGARDING UNENCUMBERED COLLATERAL AND

COMMITMENT TO TRANSFER COLLATERAL

(Delivered Pursuant to Section [__] of the Loan Agreement)

Date: [____________], 20[__]

To: FalconX Charlie, Inc.

1850 Gateway Drive, 6th Floor San Mateo, CA 94404

From: Hut 8 Mining Corp. (the “Borrower”)

4701 Tahoe Blvd, Suite 201, Mississauga, Ontario, Canada L4W 0B5

Re: Officer’s Certificate — Margin Notification dated [____________], 20[__] (the “Margin Notification”) delivered pursuant to the Master Lender Agreement dated as of [____________], 20[__] (as amended, the “Loan Agreement”), by and between the Borrower and FalconX Charlie, Inc. (the “Lender”)

The undersigned, [Name], in [his/her] capacity as [Title] of Hut 8 Mining Corp (the “Borrower”) and not in my personal capacity, hereby certifies as follows in connection with the Margin Notification referenced above, delivered by the Lender on [date] at [time] (the “Margin Notification Time”), indicating that the Collateral Ratio has reached or fallen below 130% (the “Margin Call Limit”). Any undefined terms used in this certificate (the “Certificate”) shall have the meaning ascribed to such terms in the Loan Agreement.

1.Capacity and Authority.

I am a duly authorized officer of the Borrower and am authorized to execute and deliver this Certificate on behalf of the Borrower. I am familiar with the terms of the Loan Agreement, including the provisions related to Margin Calls, Initial Collateral Ratio, Additional Collateral requirements, and the non-recourse nature of the Loans.

2.Unencumbered Bitcoin Balance.

As of the date and time of this Certificate, the Borrower holds the following unencumbered Bitcoin (“BTC”) that is not subject to any lien, pledge, security interest, encumbrance, or other restriction on transfer:

Description	Amount
Total Unencumbered BTC held by Borrower	[______] BTC
Custodian holding such BTC	[Coinbase / BitGo______]
Approximate USD value (at current market price)	$[____________]
BTC required to cure Margin Call (the “Collateral”)	[______] BTC
Time of BTC valuation	[_______] ET
Source for BTC Price

3.Commitment to Transfer Collateral.

The Borrower hereby confirms that it is commencing, or will promptly commence, the transfer of Additional Collateral comprised of the Collateral noted above to the Lender’s designated wallet or custodial account in an amount sufficient to restore the Collateral Ratio to the Initial Collateral Ratio for purposes of the Margin Notification. The Borrower will use commercially reasonable efforts to complete the Additional Collateral transfer as soon as reasonably practicable, subject to custodial processing times and operational requirements, and consistent with applicable terms and provisions in the Loan Agreement.

4.Representations.

The Borrower represents and warrants to the Lender that, as of the date hereof:

(a) the Collateral described in Section 2 above is owned by the Borrower free and clear of all liens, pledges, security interests, encumbrances, or other restrictions on transfer (other than applicable securities laws or regulations);

(b) the Borrower has sufficient unencumbered Collateral to satisfy the Additional Collateral requirements in the Margin Notification in full;

(c) the Borrower has initiated, or will promptly initiate, custodial instructions to effectuate the Additional Collateral transfer required under the Margin Notification;

(d) no event has occurred that would prevent or materially delay the completion of the Additional Collateral transfer required under the Margin Notification; and

(e) for the avoidance of doubt, the Collateral referenced herein shall constitute the “Collateral” for purposes of Section VIII(e) of the Loan Agreement in respect of the Margin Notification.

5.No Amendment.

For the avoidance of doubt, this Certificate is delivered solely for informational and operational purposes in connection with the Margin Notification and, except as explicitly noted in Section 4(e) above, shall not be construed to amend the Loan Agreement or create, establish, or imply any additional obligations or liabilities on the Borrower, its parents or affiliates and any employees, directors, shareholders, partners or members thereof.

6.Governing Law.

This Certificate shall be governed by and construed in accordance with the governing law provisions of the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

HUT 8 MINING CORP.

Signature

Name: [________________________]

Title: [________________________]